Exhibit 99

GORMAN-RUPP REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Mansfield, Ohio – October 24, 2025 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Highlights

•
Net sales of $172.8 million increased 2.8%, or $4.6 million, compared to the third quarter of 2024
•
Net income was $11.3 million, or $0.43 per share, compared to net income of $12.9 million, or $0.49 per share, for the third quarter of 2024
o
Adjusted earnings per share1 for the third quarter of 2025 and 2024 were $0.52 and $0.49, respectively
•
Facility optimization to reduce fixed cost structure and support growth markets
•
Incoming orders of $184.5 million increased 19.2%, or $29.7 million, compared to the third quarter last year

During the third quarter of 2025, based on changes to the agriculture market that have taken place over the last few years, we optimized our National Pump Company (NPC) footprint. We reduced the number of NPC operating facilities from six to three and expect this change to result in improved profitability by lowering our fixed operating costs with minimal impact on sales. We have transitioned the NPC facility in Olive Branch, MS to our Patterson Pump Company to continue to support the growth we have seen in the fire, municipal and HVAC markets. During the quarter we recognized $3.0 million in one-time facility optimization costs including inventory rationalization, severance, and facility costs. We expect these changes will result in annualized savings between $2.0 and $2.5 million in payroll, payroll related, and facility costs. We do not expect future facility optimization costs to be material.

Net sales for the third quarter of 2025 were $172.8 million compared to net sales of $168.2 million for the third quarter of 2024, an increase of 2.8% or $4.6 million.

Sales increased in the majority of our markets, including an increase of $5.3 million in the industrial market primarily due to increased demand related to data centers, as well as an increase of $2.1 million in the municipal market due to water and wastewater projects related to increased infrastructure investment. Sales also increased $2.0 million in the agriculture market, $0.7 million in the OEM market, and $0.4 million in the fire suppression market. These increases were partially offset by sales decreases of $4.6 million in the construction market due to a general slow down in construction activity including sales into the rental market, $0.9 million in the petroleum market, and $0.4 million in the repair market.

Gross profit was $50.4 million for the third quarter of 2025, resulting in gross margin of 29.2%, compared to gross profit of $52.7 million and gross margin of 31.3% for the same period in 2024. Gross profit for the third quarter of 2025 included $2.7 million of facility optimization costs. The 210 basis point decrease in gross margin was driven by the 160 basis points in facility optimization costs, a 30 basis point increase in cost of material driven by the timing difference between price increases and tariff expense, and a 20 basis point increase in labor and overhead expense as a percentage of net sales.

Selling, general and administrative (“SG&A”) expenses were $25.9 million and 15.0% of net sales for the third quarter of 2025 compared to $25.7 million and 15.3% of net sales for the same period in 2024. The increase in SG&A costs was driven by $0.3 million of facility optimization costs.

Operating income was $21.5 million for the third quarter of 2025, resulting in an operating margin of 12.4%, compared to operating income of $23.9 million and an operating margin of 14.2% for the same period in 2024. Operating income for the third quarter of 2025 included $3.0 million of facility optimization costs. The 180 basis point decrease in operating margin compared to the same period in 2024 was driven by 170 basis points in facility optimization costs and 50 basis points due to increased cost of material, labor, and overhead, partially offset by 40 basis points of improved leverage on SG&A expenses due to increased sales.

Interest expense was $5.8 million for the third quarter of 2025 compared to $7.8 million for the same period in 2024. The decrease in interest expense was due primarily to a decrease in outstanding debt.

The Company’s effective tax rate was 26.0% for the third quarter of 2025 compared to 19.6% for the third quarter of 2024. The increase in the effective tax rate was driven by unfavorable discrete adjustments and changes in U.S. tax regulations passed under the One Big Beautiful Bill Act made in the quarter. The updated tax regulations accelerated temporary tax benefits that reduced our foreign tax benefits and made them permanent, thus increasing our effective tax rate. The impact to the effective tax rate in the quarter was more significant than the year to date period as the quarter included a true-up of year to date activity. The Company expects the effective tax rate for 2026 to be between 21.0% and 23.0%.

Net income was $11.3 million, or $0.43 per share, for the third quarter of 2025 compared to net income of $12.9 million, or $0.49 per share, in the third quarter of 2024. Adjusted earnings per share1 for the third quarter of 2025 were $0.52 per share. The adjustments to Adjusted earnings per share apply only to the 2025 results.

Adjusted EBITDA1 was $32.3 million for the third quarter of 2025 compared to $32.0 million for the third quarter of 2024.

Year to date 2025 Highlights

•
Net sales of $515.8 million increased 3.8%, or $18.8 million, compared to the first nine months of 2024
•
Net income was $39.3 million, or $1.49 per share, compared to net income of $29.1 million, or $1.11 per share, for the first nine months of 2024
o
Adjusted earnings per share1 for the first nine months of 2025 and 2024 were $1.58 and $1.33, respectively
•
Incoming orders of $550.2 million increased 10.9%, or $54.1 million, compared to the first nine months of 2024
•
Total debt decreased $45.0 million through the first nine months of 2025

Net sales for the first nine months of 2025 were $515.8 million compared to net sales of $497.0 million for the first nine months of 2024, an increase of 3.8% or $18.8 million.

Sales increased in the majority of our markets, including sales increases of $7.5 million in the municipal market due to water and wastewater projects related to increased infrastructure investment, $5.9 million in the industrial market due to increased demand related to data centers, $4.3 million in the repair market, $3.9 million in the fire suppression market, $2.9 million in the OEM market, and $1.7 million in the petroleum market. Offsetting these increases were decreases of $7.2 million in the construction market due to a general slow down in construction activity including sales into the rental market and $0.2 million in the agriculture market.

Gross profit was $156.8 million for the first nine months of 2025, resulting in gross margin of 30.4%, compared to gross profit of $155.1 million and gross margin of 31.2% for the same period in 2024. Gross profit for the first nine months of 2025 included $2.7 million of facility optimization costs. The 80 basis point decrease in gross margin was driven by 50 basis points in facility optimization costs, a 20 basis point increase in cost of material, primarily driven by increased LIFO2 expense, and a 10 basis point increase in labor and overhead expenses as a percentage of net sales.

Selling, general and administrative (“SG&A”) expenses were $77.0 million and 14.9% of net sales for the first nine months of 2025 compared to $75.5 million and 15.2% of net sales for the same period in 2024. The decrease in SG&A expense as a percent of sales was driven by improved leverage on SG&A expenses from increased sales.

Operating income was $70.5 million for the first nine months of 2025, resulting in an operating margin of 13.7%, compared to operating income of $70.4 million and an operating margin of 14.2% for the same period in 2024. Operating income for the first nine months of 2025 included $3.0 million of facility optimization costs. The 50 basis point decrease in operating margin compared to the same period in 2024 was driven by the 60 basis points in facility optimization costs and a 20 basis point increase in cost of material, primarily driven by LIFO2 expense, partially offset by 30 basis points of improved leverage on SG&A expenses.

Interest expense was $18.0 million for the first nine months of 2025 compared to $26.9 million for the same period in 2024. The decrease in interest expense was due to a series of debt refinancing transactions the Company completed on May 31, 2024, as well as a decrease in outstanding debt.

Other income (expense), net was $1.3 million of expense for the first nine months of 2025 compared to $6.7 million of expense for the same period in 2024. Other expense for the first nine months of 2024 included a $4.4 million write-off of unamortized previously deferred debt financing fees and a $1.8 million prepayment fee related to the early retirement of the unsecured Subordinated Credit Facility.

Net income was $39.3 million, or $1.49 per share, for the first nine months of 2025, compared to net income of $29.1 million, or $1.11 per share, for the first nine months of 2024. Adjusted earnings per share1 for the first nine months of 2025 and 2024 were $1.58 per share and $1.33 per share, respectively.

Adjusted EBITDA1 was $97.3 million for the first nine months of 2025 compared to $95.6 million for the first nine months of 2024.

The Company’s backlog of orders was $234.2 million at September 30, 2025 compared to $206.0 million at December 31, 2024, and $207.8 million at September 30, 2024. Incoming orders for the first nine months of 2025 were $550.2 million, an increase of 10.9%, or $54.1 million, compared to the same period in 2024.

Net cash provided by operating activities for the first nine months of 2025 was $91.2 million compared to $60.6 million for the same period in 2024. The increase in cash provided by operating activities in the first nine months of 2025 was primarily due to increased net income and an increase in operating liabilities. Capital expenditures for the first nine months of 2025 were $12.5 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2025 are presently planned to be approximately $20.0 million. Total debt decreased $45.0 million during the first nine months of 2025.

Scott A. King, President and CEO, commented, “During the quarter we made the decision to close two of our smaller facilities that primarily served the agriculture market and to transition a third facility to support both the expansion of our data center driven HVAC business and continued growth in the municipal and fire markets. While it is always a difficult decision to close facilities, we believe these actions will improve profitability by reducing fixed costs while also supporting our higher growth markets. Although our gross margin has decreased slightly from our record levels due to the timing of price increases versus the timing of tariff expenses, we expect to be able to maintain our margin rates over the long-term by monitoring the impact of tariffs and taking appropriate pricing actions. Cash flow continued to be strong during the quarter resulting in an additional reduction in debt, bringing the total reduction through the first three quarters of 2025 to $45 million, thereby further improving interest expense. We continued to see strong incoming orders during the quarter across the majority of our markets with year-to-date incoming orders now up over 10% from the same period last year. As a result of these strong incoming orders, our backlog has continued to increase and positions us well for the balance of 2025 and into 2026.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings, adjusted earnings per share, and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted earnings is earnings excluding the write-off of unamortized previously deferred debt financing fees, refinancing costs, and facility optimization costs. Adjusted earnings per share is earnings per share excluding the write-off of unamortized previously deferred debt financing fees per share, refinancing costs per share, and facility optimization costs per share. Adjusted earnings before interest, taxes, depreciation and amortization is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude the write-off of unamortized previously deferred debt financing fees, refinancing costs, facility optimization costs, and non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings, adjusted earnings per share, and adjusted EBITDA to their corresponding GAAP financial measures, which includes a description of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, retention of supplier and customer relationships and key employees, and the ability to service and repay indebtedness. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) growth through acquisitions; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) acquisition performance and integration; (6) impairment in the value of intangible assets, including goodwill; (7) defined benefit pension plan settlement expense; (8) LIFO inventory method; and (9) family ownership of common equity; and general risk factors including (10) continuation of the current and projected future business environment; (11) highly competitive markets; (12) availability and costs of raw materials and labor; (13) cybersecurity threats; (14) artificial intelligence risk and challenges that can impact our business; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) the impact of U.S. trade policy, including resulting tariffs; (17) environmental compliance costs and liabilities; (18) exposure to fluctuations in foreign currency exchange rates; (19) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (20) changes in our tax rates and exposure to additional income tax liabilities; and (21) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2025	2024	2025	2024
Net sales	$172,825	$168,182	$515,818	$496,963
Cost of products sold	122,405	115,521	359,013	341,828
Gross profit	50,420	52,661	156,805	155,135
Selling, general and administrative expenses	25,856	25,675	77,002	75,494
Amortization expense	3,087	3,101	9,289	9,278
Operating income	21,477	23,885	70,514	70,363
Interest expense	(5,787)	(7,766)	(17,980)	(26,886)
Other income (expense), net	(357)	(59)	(1,282)	(6,662)
Income before income taxes	15,333	16,060	51,252	36,815
Provision for income taxes	3,989	3,141	11,983	7,677
Net income	$11,344	$12,919	$39,269	$29,138
Earnings per share	$0.43	$0.49	$1.49	$1.11
Average number of shares outstanding	26,312,842	26,227,540	26,289,471	26,216,521

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

	(unaudited)
(Dollars in thousands)	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$42,937	$24,213
Accounts receivable, net	92,235	87,636
Inventories, net	94,790	99,205
Prepaid and other	9,295	9,773
Total current assets	239,257	220,827
Property, plant, and equipment	133,745	131,822
Other assets	23,826	23,838
Goodwill and other intangible assets, net	473,073	481,982
Total assets	$869,901	$858,469
Liabilities and equity
Accounts payable	$33,359	$24,752
Current portion of long-term debt	20,813	18,500
Accrued liabilities and expenses	61,040	44,275
Total current liabilities	115,212	87,527
Pension benefits	5,719	6,629
Postretirement benefits	21,790	22,178
Long-term debt, net of current portion	301,485	348,097
Other long-term liabilities	20,538	20,238
Total liabilities	464,744	484,669
Shareholders' equity	405,157	373,800
Total liabilities and shareholders' equity	$869,901	$858,469

The Gorman-Rupp Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(Dollars in thousands)	2025	2024
Cash flows from operating activities:
Net income	$39,269	$29,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,820	20,973
LIFO expense	4,266	3,445
Pension expense	2,076	1,989
Stock based compensation	2,850	3,025
Contributions to pension plans	(2,113)	(4,510)
Amortization of debt issuance fees	886	6,110
Gain on sale of property, plant, and equipment	(23)	(1,021)
Other	270	296
Changes in operating assets and liabilities:
Accounts receivable, net	(3,085)	1,426
Inventories, net	2,662	(921)
Accounts payable	7,926	2,885
Commissions payable	65	(3,875)
Deferred revenue and customer deposits	610	(2,833)
Income taxes	4,152	670
Accrued expenses and other	2,137	(1,894)
Benefit obligations	8,462	5,671
Net cash provided by operating activities	91,230	60,574
Cash flows from investing activities:
Capital additions	(12,533)	(10,309)
Proceeds from sale of property, plant, and equipment	60	2,278
Other	25	-
Net cash used for investing activities	(12,448)	(8,031)
Cash flows from financing activities:
Cash dividends	(14,586)	(14,157)
Treasury share repurchases	(1,152)	(267)
Proceeds from bank borrowings	-	400,000
Payments to banks for borrowings	(45,000)	(428,375)
Debt issuance fees	-	(746)
Other	(90)	(86)
Net cash used for financing activities	(60,828)	(43,631)
Effect of exchange rate changes on cash	770	271
Net increase in cash and cash equivalents	18,724	9,183
Cash and cash equivalents:
Beginning of period	24,213	30,518
End of period	$42,937	$39,701

The Gorman-Rupp Company

Non-GAAP Financial Information

(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Adjusted earnings:
Net income – GAAP basis	$11,344	$12,919	$39,269	$29,138
Write-off of unamortized previously deferred debt financing fees	—	—	—	3,506
Refinancing costs	—	—	—	2,413
Facility optimization costs	2,309	—	2,309	—
Non-GAAP adjusted earnings	$13,653	$12,919	$41,578	$35,057

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Adjusted earnings per share:
Earnings per share – GAAP basis	$0.43	$0.49	$1.49	$1.11
Write-off of unamortized previously deferred debt financing fees	—	—	—	0.13
Refinancing costs	—	—	—	0.09
Facility optimization costs	0.09	—	0.09	—
Non-GAAP adjusted earnings per share	$0.52	$0.49	$1.58	$1.33

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Adjusted earnings before interest, taxes, depreciation and amortization:
Net income –GAAP basis	$11,344	$12,919	$39,269	$29,138
Interest expense	5,787	7,766	17,980	26,886
Provision for income taxes	3,989	3,141	11,983	7,677
Depreciation and amortization expense	6,883	6,884	20,820	20,973
Non-GAAP earnings before interest, taxes, depreciation and amortization	28,003	30,710	90,052	84,674
Write-off of unamortized previously deferred debt financing fees	—	—	—	4,438
Refinancing costs	—	—	—	3,055
Facility optimization costs	2,960	—	2,960	—
Non-cash LIFO expense	1,343	1,318	4,266	3,445
Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization	$32,306	$32,028	$97,278	$95,612